Exhibit 99.1

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF
WHITE MOUNTAINS INSURANCE GROUP, LTD.

Restrictions on Trading White Mountains Common Shares
During Retirement Plan Blackout Period

In connection with the pending merger between OneBeacon Insurance Group, Ltd. (a subsidiary of White Mountains Insurance Group, Ltd. (“White Mountains”)) and Intact Acquisition Co. Ltd., the plan administrator of the White Mountains Retirement Plan (the “WTM Plan”) sent a notice to participants that the assets of White Mountains’s active employees held in the OneBeacon 401(k) Savings Plan and Employee Stock Ownership Plan will be carved out and transferred to the WTM Plan.  In order to implement this transfer, WTM Plan activity will be restricted such that WTM Plan participants will not be able to direct or diversify the investments in their WTM Plan accounts, including amounts invested in White Mountains common shares, or obtain loans or distributions from the WTM Plan for a specified period of time (the “Blackout Period”).  During the Blackout Period, White Mountains’s directors and executive officers will be subject to trading restrictions, as described below, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and the SEC’s Regulation BTR (Blackout Trading Restriction).

Blackout Period

The Blackout Period will begin at the close of business on October 16, 2017 and is scheduled to end the week of November 6, 2017.  You will receive another notice informing you of the Blackout Period end date.

Trading Restrictions

During the Blackout Period, you will be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring White Mountains common shares and derivative securities, such as stock options, that you acquired in connection with your service or employment as a director or an executive officer of White Mountains, subject to certain exceptions. In this regard, any such White Mountains security that you sell or otherwise transfer is automatically treated as acquired in connection with your service as a director or an executive officer unless you establish that the security was acquired from another source in accordance with rules established by the SEC. Please note that these trading prohibitions also apply to White Mountains securities held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations. This notice is in addition to the restrictions on trading activity under White Mountains’s insider trading policy.

Questions

If you have questions concerning transactions in White Mountains common shares or derivative securities, this notice or the Blackout Period, including whether the Blackout Period has started or ended, please contact without charge:

Robert L. Seelig
Executive Vice President and General Counsel
White Mountains Insurance Group, Ltd.
80 South Main Street
Hanover, New Hampshire 03755-2053
Telephone: (603) 640-2200

September 15, 2017